                      SHAREHOLDER AGREEMENT

      This Shareholder Agreement (this "Agreement") is made as of this ______ day of August 1998 by and between Casinovations Incorporated, a Washington corporation (the "Company"), Richard Huson, an individual ("Huson"), Randy Sines, an individual
("Sines") and the Sines-Forte Partnership, a Washington partnership (collectively with Huson and Sines, the "Shareholders").

                            RECITALS

      Whereas, the Company has filed a Registration Statement on Form SB-2/A with the Securities and Exchange Commission for
1,500,000 shares (the "Shares") of the Company's common stock, $.001 par value.

      Whereas, the Company has filed an application for the registration of the Shares with the Department of Corporations of the State of California.

      Whereas, the Department of Corporations of the State of California has stated that, as a condition precedent to the qualification of the Shares for offer, sale or issuance in the State of California, certain shareholders must agree for themselves, their successors, assigns, heirs, administrators or executors that 1,834,402 shares of the Company's common stock shall be subject to certain disabilities until such disabilities are removed by the Commissioner of the Department of Corporations of the State of California.

      Whereas,  the  Shareholders desire  to  subject  a  certain portion of their respective shares to the aforementioned disabilities and desire to enter into this Agreement for the purposes of subjecting such shares to aforementioned disabilities.

      Now, Therefore, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Shareholders agree that the Recitals are true and correct and by this reference incorporated herein as if fully set forth, and Seller and Purchaser further covenant and agree as follows:

      1. Applicable Shares. The Shareholders hereby agree that the following shares shall be restricted pursuant to the terms of this Agreement:

           a. 1,363,551 shares of the Company's common stock held of record by Huson (the "Huson Shares"); and

           b. 470,851 shares of the Company's common stock either held of record by Sines or to be held of record by Sines upon dissolution of the Sines-Forte Partnership (collectively with the Huson Shares, the "Shareholder Shares").

     The shares of the Company's common stock to be designated as the Shareholder Shares shall be selected at the discretion of Huson and Sines as long as the stock certificates evidencing the respective shares of Huson and Sines are surrendered to the Company as of or immediately after the Effective Date (as defined herein) to comply with the terms of this Agreement.

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      2.    Disabilities.  The Shareholders hereby agree that the
Shareholder Shares shall be subject to the following disabilities (the "Disabilities") until such disabilities are removed by the Commissioner of the Department of Corporations of the State of
California:

           a. The Shareholder Shares shall not participate in cash or property dividends paid by the Company;

          b. The Shareholder Shares shall not participate in or be entitled to any distribution of assets in the event of a liquidation of the Company;

          c.   All certificates evidencing the Shareholder Shares
     shall   bear  upon  their  face  a  legend   (the  "Legend")
     prominently stamped or printed thereon and in capital letters of not less than ten-point type, as follows:

               THE   SHARES    REPRESENTED    BY   THIS
               CERTIFICATE  ARE  SUBJECT   TO   CERTAIN
               RESTRICTIONS,   INCLUDING   WAIVERS   OF
               DIVIDENDS AND ASSETS; AND IT IS UNLAWFUL
               TO  CONSUMMATE  A SALE  OR  TRANSFER  OF
               THEM,  OR ANY INTEREST THEREIN,  WITHOUT
               THE   PRIOR  WRITTEN  CONSENT   OF   THE
               COMMISSIONER  OF  CORPORATIONS  OR   THE
               STATE OF CALIFORNIA.

            d. The holders or persons entitled to said Shareholder Shares shall not consummate a sale or transfer of such Shareholder Shares, or any interest therein, or receive any consideration therefor, without the prior written consent of the Commissioner of the Department of Corporations of the State of California; except that transfers may be effected without such consent pursuant to the order or process of any court on condition that any certificates evidencing the Shareholder Shares issued to such transferee shall contain the Legend.

      3. Effective Date. This Agreement shall become effective immediately upon the date (the "Effective Date") of the order or directive from the Department of Corporations of the State of California authorizing the offering, sale and issuance of the Shares in the State of California.

      4. Termination. This Agreement shall terminate upon written order or direction of the Commissioner of the Department of Corporations of the State of California thus removing the Disabilities. In the event that the Disabilities are removed as to a portion of the Shares, the shares from which the Disabilities have been removed will be allocated pro rate between the Huson Shares and the Sines Shares.

      5. Cooperation. The Company and Shareholders agree to cooperate fully with one another in order to achieve the purposes of this Agreement and to take all actions and execute and deliver all documents. whether or not specifically described herein, that may be required to carry out the purposes and intent of this Agreement.

      6.    Governing  Law.   This Agreement shall be governed by
and construed in accordance with the laws of the State of Nevada.

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      7.    Amendments  and Modifications.  The Company  and  the
Shareholders agree that no amendment or modification of this Agreement shall be deemed effective unless and until it is an
express   writing   executed  by  both  the   Company   and   the
Shareholders, and notification of such amendment or modification is provided to the Department of Corporations of the State of California.

      8.    Counterparts.  This Agreement may be executed in  any
number  of  counterparts,  each  of  which  shall  be  deemed  an
original,  but  all  of  which  together  shall  constitute   one
instrument.

      9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, predecessors, parents, affiliates, subsidiaries, divisions, officers, directors, shareholders, employees, advisors, consultants, insurers, attorneys, heirs, executors, administrators and any persons claiming rights by, through or under them.

     In witness whereof, the Company and Shareholders have signed this Agreement as of the date first written above.


              "Huson"                          "Sines"

Richard Huson                      Randy Sines


By:____________________________    By:___________________________
   Richard Huson, an individual        Randy Sines, an individual


              The "Company"

Casinovations Incorporated

By:_______________________________________
     Steven J. Blad
Its: Chief Executive Officer and President